Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Eltek Ltd.:

We consent to the incorporation by reference in the registration statements (No. 333-121012, 333-123559 and 333-130611) on Form S-8 of Eltek Ltd. (the “Company”) of our report dated March 26, 2006 with respect to the consolidated balance sheets of the Company and its subsidiaries as of December 31, 2005 and 2004 and the related consolidated and Company statements of operations, changes in shareholders’ equity and cash flows, for each of the years in the three-year period ended December 31, 2005, which report appears in the December 31, 2005, annual report on Form 20-F of the Company.

Our report contains an explanatory paragraph that states that as discussed in Note 2C, the financial statements for dates and reporting periods subsequent to December 31, 2003 are stated in reported amounts, in accordance with the accounting standards of the Israel Accounting Standards Board. The financial statements for dates and reporting periods that ended up to the aforementioned date are stated in values that were adjusted to that date according to the changes in the general purchasing power of the Israeli currency, in accordance with Opinions of the Institute of Certified Public Accountants in Israel.

/s/ Somekh Chaikin Somekh Chaikin Certified Public Accountants (Israel) Member Firm of KPMG International

Tel Aviv, Israel

June 28, 2006